UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Tractor Supply Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE
PROXY STATEMENT DATED MARCH 25, 2009
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2009
April 14, 2009
To the Stockholders of Tractor Supply Company:
     On or about March 27, 2009, Tractor Supply Company (the “Company”) mailed a proxy statement to its stockholders describing the matters to be voted on at the annual meeting to be held on May 7, 2009, including the approval of the 2009 Stock Incentive Plan (the “Plan”). After mailing the proxy statement, the Company was informed by RiskMetrics that the Plan previously approved by the Board resulted in RiskMetrics’ cost guidelines being exceeded based on the valuation methodology used by RiskMetrics. Consequently, the Company decided to approve amendments to the Plan to conform to such RiskMetrics guidelines and recommendations, and to seek stockholder approval of the Plan, as amended.
     Accordingly, on April 14, 2009, the Board of Directors of the Company approved amendments to the Plan to (i) reduce the number of shares of common stock authorized for issuance pursuant to the Plan from 3,400,000 shares to 3,100,000 shares; (ii) provide that only Options or other Awards granted under the 2000 Stock Incentive Plan or 2006 Stock Incentive Plan that expire unexercised or are forfeited will increase the number of Shares with respect to which Options or other Awards may be granted under the Plan; (iii) provide that Awards other than SARs and Options will count against the Shares available for issuance under the Plan as two Shares for every one issued in connection with the Award, and Shares issued pursuant to the exercise of Options will count against the Shares available for issuance under the Plan as one Share for every one Share to which such exercise relates; (iv) clarify that the approval of the Company’s stockholders is required to lower or reduce the option price of outstanding Options or the price of any outstanding SAR or to purchase, replace or cancel an Option or SAR with cash or a different type of award; and (v) provide that the number of Shares available for grant will be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.
     The amended Plan will be presented for stockholder approval at the Company’s Annual Meeting of Stockholders to be held on Thursday, May 7, 2009. The Company expects that RiskMetrics will recommend voting in favor of the Plan.
     A copy of the Plan incorporating the amendments is attached as Exhibit 99.1 to the Current Report on Form 8-K being filed by the Company on the date hereof with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Plan, as amended, at the SEC’s website, www.sec.gov.

     If a stockholder returns his or her proxy card or votes via the Internet or by telephone at any time (either prior to or after the date of this supplement) indicating a vote in favor of the Plan, such vote will constitute a vote in favor of the Plan, as amended. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot.
     If any stockholder would like a new proxy or has any questions, he or she should contact Joel A. Cherry, Corporate Secretary, 200 Powell Place, Brentwood Tennessee 37027, at (615) 440-4000.

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